Silver Sale Agreement

Dated 8 September 2005

Perilya Broken Hill Ltd ABN 46 099 761 289 (“PBH”) CDE Australia Pty Ltd ABN 40 113 667 682 (“CDEA”) Coeur d’Alene Mines Corporation (“Coeur”)

Mallesons Stephen Jaques Level 10 Central Park 152 St George’s Terrace Perth WA 6000 Australia T +61 8 9269 7000 F +61 8 9269 7999 DX 91049 Perth www.mallesons.com Ref:CER:JN:09-5128-7870

Silver Sale Agreement Contents

Details		1
General terms		3

1	Interpretation	3
1.1	Definitions	3
1.2	References to certain general terms	10
1.3	Delivery	12
1.4	Next Business Day	12
1.5	Headings	12

2	Conditions Precedent	12
2.1	Conditions Precedent	12
2.2	Best endeavours	13
2.3	Satisfaction of Conditions Precedent	13
2.4	Termination for non satisfaction of Conditions Precedent	13

3	Sale and Purchase	13
3.1	Consideration	13
3.2	Undertaking by Coeur with respect to Purchase Price	13
3.3	Sale of Silver Product	13
3.4	Interest sold	14
3.5	Passing of title	14
3.6	Title to pass when capable of being passed	15
3.7	Economic benefits to pass	15
3.8	Risk	15

4	Designated Ore	15

5	Settlement	15
5.1	CDEA’s obligations at Settlement	15
5.2	PBH's obligations at Settlement	16
5.3	Place	16

6	Agreements concerning business	16
6.1	Business Covenants	16
6.2	Undertakings by CDEA	16
6.3	Broken Hill Mine operations	17
6.4	Concentrate Sales Agreements	18
6.5	Acknowledgments	18

7	Permitted Sales of Silver Product	18
7.1	Authority and direction to PBH	18
7.2	Powers of PBH	19
7.3	Sale proceeds	19
7.4	Accounting for sale proceeds	19

i

8	Operating Cost Contribution	20
8.1	Payment of Operating Cost Contribution	20
8.2	Calculation of Operating Cost Contribution	20
[PROVISION OMITTED - SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT]

11	Force majeure	20
11.1	Effects of Force Majeure event	20
11.2	Notice of Force Majeure Event	20
11.3	Obligations of affected party	21

12	Rights to information and access	21
12.1	Rights to information	21
12.2	Rights of access	21

13	Representations and warranties	22
13.1	General representations and warranties	22
13.2	Representations and warranties by PBH	22

14	Security undertakings	23
14.1	Restricted dealings with any of the Primary Secured Property	23
14.2	Restricted dealings with Primary Secured Property over which Primary Security is fixed	23
14.3	Restricted dealings with Primary Secured Property over which the Primary Security is floating	24
14.4	Payments relating to the Primary Secured Property	24
14.5	PBH’s business	24

15	Confidentiality	25
15.1	Disclosure of Confidential Information	25
15.2	Disclosure by recipient of Confidential Information	25
15.3	Use of Confidential Information	25
15.4	Excluded Information	25
15.5	Return of Confidential Information	25
15.6	Announcements or releases	26
15.7	No disclosure of terms of this agreement	26
15.8	Termination	26

16	Future silver sales	26

17	Goods and services tax (GST)	26
17.1	Consideration does not include GST	26
17.2	Recovery of GST	26
17.3	Time of payment	26
17.4	Adjustment of additional amount	26
17.5	Reimbursement	27
17.6	GST excluded from calculations	27
17.7	Definitions	27

18	Expiration of agreement and reconveyance	27
18.1	Maximum amount	27
18.2	Reconveyance of Silver Product	27
18.3	Survival on termination	28

19	Default	28
19.1	Right to terminate on default	28
19.2	Notice	28
19.3	Payment on termination	28
19.4	No liability for Consequential Loss	29

20	Dispute Resolution	29
20.1	Expert determination	29
20.2	Appointment of Expert	29
20.3	Qualifications of independent expert	29
20.4	Expert not arbitrator	30
20.5	Evidence	30
20.6	Powers of independent expert	30
20.7	Information and assistance	30
20.8	Time for making a decision	30
20.9	Decision final and binding	30
20.10	Dispute costs	31
20.11	Stay on court proceedings	31
20.12	Enforcement of determination	31

21	Interest on overdue amounts	31
21.1	Obligation to pay interest	31
21.2	Compounding	31
21.3	Interest following judgment	31

22	No undisclosed principals or undisclosed trusts	32

23	Nature of relationship	32
23.1	Relationship explained	32
23.2	No duty to act to its detriment	32
23.3	Conflict of interest	32

24	Notices	32
24.1	Form	32
24.2	Delivery	32
24.3	When effective	33
24.4	Receipt - post	33
24.5	Receipt - fax	33
24.6	Receipt - general	33

25	Assignment	33
25.1	No assignment	33
25.2	Transfer of Broken Hill Mine	33

26	Manner of payment	33

27	Severability	34

28	Entire agreement	34

29	No representations or warranties	34

30	General	34
30.1	Discretion in exercising rights	34
30.2	Partial exercising of rights	34
30.3	No liability for loss	34
30.4	Approvals and consents	35
30.5	Remedies cumulative	35
30.6	Rights and obligations are unaffected	35
30.7	Variation and waiver	35
30.8	No merger	35
30.9	Indemnities	35
30.10	Further steps	35
30.11	Prompt performance	36
30.12	Certificates	36
30.13	Set-off	36
30.14	Construction	36
[PROVISION OMITTED - SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT]
30.16	CDEA costs	36
30.17	Inconsistent law	36
30.18	Supervening legislation	36
30.19	Amendment to Consumer Price Index formula	36
30.20	Counterparts	37

31	Governing law	37
31.1	Governing law	37
31.2	Serving documents	37
Schedule 1 - Tenements		38
Schedule 2 - Acknowledgments (clause 6.5)		39
Signing Page		44
Annexure A (clause 25.2)		45
Deed of Assignment and Assumption		45

Silver Sale Agreement Details

Parties	PBH, CDEA and Coeur
PBH	Name	Perilya Broken Hill Limited
	ABN	46 099 761 289
	Incorporated in	Commonwealth of Australia
	Address	Level 2, 31 Ventnor Avenue
WEST PERTH WA 6005
	Fax	+ 61 8 9423 1787
	Attention	Company Secretary

CDEA	Name	CDE Australia Pty Ltd
	ABN	40 113 667 682
	Incorporated in	Commonwealth of Australia
	Address	Suite 305, Spring Street
SYDNEY NSW 2000
	Fax	+ 61 2 9440 8418
	Attention	Company Secretary

Coeur	Name	Coeur d’Alene Mines Corporation
	Incorporated in	Idaho, United States of America
	Address	505 Front Avenue
COEUR D'ALENE ID 83814
	Fax	+1 208 667 2213
	Attention	Company Secretary

Transaction Documents	include:
• this agreement
• CDEA Security
• Priority Deed

Business Day place(s)	Perth, Sydney

Governing law	New South Wales

Date of agreement	See Signing page

Recitals	A	PBH carries out mining operations on the Tenements at the Broken
Hill Mine.

	B	The Ore mined from the Broken Hill Mine contains lead, zinc and, as a by-product, silver. This Ore is processed at the Broken Hill
Mine so as to derive among other things, Concentrate.

	C	CDEA wants to purchase from PBH all of the Silver Product that is mined from the Broken Hill Mine immediately upon its severance from the land, until the Completion Time.

	D	PBH has agreed to sell to CDEA and CDEA has agreed to purchase from PBH, the Silver Product on the terms and conditions of this agreement.

	E	It is a condition of PBH's agreement to sell the Silver Product to
CDEA that CDEA agrees to the arrangements set out in this
agreement for the processing of Ore containing silver into
Concentrate and for the sale of the minerals contained in the
Concentrate.

Silver Sale Agreement General terms

1	Interpretation

1.1	Definitions

These meanings apply unless the contrary intention appears:

Assets means all the assets and property comprising the Broken Hill Mine or used on or held in connection with the Broken Hill Mine, including the Tenements, product, real property, fixtures, plant and equipment and other chattel property, mining information, contracts and other choses in action and licences and other forms of authorisation.

Authorised Officer of a party means a director or a secretary of that party or any other person appointed by that party to act as an Authorised Officer of it for the purposes of this agreement.

Base Amount means the sum of US$2.00 per Ounce of Payable Silver, as adjusted for movements in the Consumer Price Index in accordance with clause 8.3 (“Review based on Consumer Price Index variations”).

Bank Bill Rate means for an interest period, the average bid rate for bills of exchange having a tenor closest to that interest period as displayed on the “BBSY” page of the Reuters Monitor System on the first day of that interest period. However, if the average bid rate is not displayed by 10:30am on that day, or if it is displayed but there is an obvious error in that rate, Bank Bill Rate means the rate set by the Non-Defaulting Party in good faith at approximately 10:30am on that day, having regard, to the extent possible, to the rates otherwise bid for bills of exchange of that tenor at or around that time (including any displayed on the “BBSW” page of the Reuters Monitor System).

The rate set by the Non-Defaulting Party must be expressed as a percentage rate per annum and be rounded up to the nearest fourth decimal place.

Broken Hill Mine means the lead, zinc and silver mine carried on by PBH on the Tenements at or near Broken Hill, New South Wales and for the avoidance of doubt includes both the north mine and southern mine at Broken Hill.

Business means the business of mine related exploration for lead and zinc and mining, milling, concentrating and selling Concentrate as conducted by PBH at the Broken Hill Mine.

Business Day means a day other than a Saturday, Sunday or public holiday in the place or places set out in the Details under “Business Day place(s)".

CDEA Security means:

(a)	the Primary Security; and

(b)	the featherweight floating charge to be granted by PBH to CDEA on the date the Purchase Price is paid under this agreement.

Completion Time means the time at which CDEA receives, or is entitled to receive, payment in accordance with this agreement (less any amounts permitted to be deducted under this agreement) for amounts paid by Counterparties under Concentrate Sales Agreements in respect of 17.2 million Ounces of Payable Silver.

Concentrate means the product obtained by concentrating the Ore, which product is produced predominantly to recover lead, but which contains silver within it as a by-product.

Concentrate Sales Agreement means an agreement between PBH and a Counterparty for the sale and purchase of Concentrate.

Conditions Precedent means the conditions specified in clause 2 of this agreement.

Confidential Information means all confidential, non-public or proprietary information regardless of how the information is stored or delivered, exchanged between the parties before, on or after the date of this agreement relating to the business, technology or other affairs of the provider of the Confidential Information.

Contingent Operating Cost Contribution means an amount payable under clause 9 (“Contingent Operating Cost Contribution”).

Controller has the meaning it has in the Corporations Act.

Consequential Loss means any loss or damage suffered by a party which is indirect or consequential, or which results from some special circumstance or supervening event, or which is by way of economic loss, loss of profits, or any other incidental loss, loss of goodwill or credit, loss of business reputation, future reputation or publicity, loss of use, loss of interest, damage to credit rating, loss or denial of opportunity, or increased overhead costs, or which relates to expenses caused by a breach or outgoings rendered futile by the breach, or which is not an immediate result of a breach by the other party, or which is suffered by a party as a result of a claim of a third party.

Corporations Act means the Corporations Act 2001 (Cwlth).

Costs includes charges and expenses, including those incurred in connection with advisers.

Counterparty means any purchaser of Concentrate from PBH, including a smelter.

Defaulting Party has the meaning given in clause 21.1 (“Obligation to pay interest “).

Default Rate means:

(a)	for amounts denominated in A$, the Bank Bill Rate plus 2% per annum; or

(b)	for amounts denominated in US$, LIBOR plus 2% per annum.

For the purpose of this definition, the Default Rate is calculated as if the overdue amount is a drawing with an interest period of 30 days (or another period chosen from time to time by the Non-Defaulting Party) with the first interest period starting on and including the due date.

Designated Ore means ore referred to in clause 4 (“Designated Ore”).

Designation Notice means a notice given under clause 4 (“Designated Ore”).

Details means the section of this agreement headed “Details”.

Dispute includes any dispute, controversy, difference or claim arising out of or in connection with this agreement or the subject matter of this agreement, including any question concerning its formation, validity, interpretation, performance, breach and termination.

Encumbrance means any mortgage, lien, charge, pledge, assignment by way of security, security interest, preferential right or trust arrangement intended to have effect as a security.

Excluded Information means Confidential Information which:

(a)	is in or becomes part of the public domain other than through breach of this agreement or an obligation of confidence owed to the provider of the Confidential Information; or

(b)	the recipient of the Confidential Information can prove by contemporaneous written documentation was already known to it at the time of disclosure by the provider of the Confidential Information (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

(c)	the recipient of the Confidential Information acquires from a source other than the provider of the Confidential Information or any Related Entity or Representative of the provider of the Confidential Information where such source is entitled to disclose it.

Force Majeure Event means any cause outside the reasonable control of the affected party, (other than an obligation under this agreement to pay money) and includes:

(a)	act of God, earthquake, cyclone, fire, explosion, flood, landslide, lightening storm, tempest, drought or meteor;

(b)	war (declared or undeclared), invasion, act of foreign enemy, hostilities between nations, civil insurrection or military usurper power;

(c)	revolution or act of public enemy, sabotage, malicious damage, terrorism, insurrection or civil unrest;

(d)	confiscation, nationalisation, requisition, expropriation, embargo, restraint or damage to property by or under the order of any government or government authority;

(e)	transportation difficulties or handling or loading difficulties at Port Pirie or any other port or storage facility;

(f)	epidemic or quarantine restrictions;

(g)	any event having the effect of damaging any part of Broken Hill Mine and/or plant and/or stockpiles or reducing the actual production therefrom or use thereof to a level below capacity or reducing Ore volumes available for delivery under the Concentrate Sales Agreement; or

(h)	strikes, blockades, lock out or other industrial dispute.

GST has the meaning it has in the GST Act.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cwlth).

A person is Insolvent if:

(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act); or

(b)	it has had a Controller appointed or is in liquidation, in provisional liquidation, under administration or wound up or has had a Receiver appointed to any part of its property; or

(c)	it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this agreement, such approval not to be unreasonably withheld or delayed); or

(d)	an order has been made or a resolution passed, in each case in connection with that person, which would result in any of (a), (b) or (c) above; or

(e)	it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand; or

(f)	it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which another party to this agreement reasonably deduces it is so subject); or

(g)	it is otherwise unable to pay its debts when they fall due; or

(h)	something having a substantially similar effect to (a) to (g) happens in connection with that person under the law of any jurisdiction.

Korea Zinc Rights of Refusal Agreement means the draft agreement entitled “Lead Concentrate-Deed of first right of refusal” and made between PBH and Sorin Corporation acting as agent for Korea Zinc Company Limited, as supplemented by a letter agreement dated 26 August 2005 and made between PBH and Korea Zinc Company Limited and any agreement arising from that draft agreement.

Korea Zinc Security means:

(a)	the fixed and floating charge granted by PBH to Korea Zinc Company Ltd and Young Poong Corporation Ltd dated 30 May 2002, which charge has been assigned to YK Australia Pty Ltd by deed of assignment dated 27 April 2005; and

(b)	the fixed charge granted by PBH to Korea Zinc Company Ltd and Young Poong Corporation Ltd dated 30 May 2002 which charge has been assigned to YK Australia Pty Ltd by deed of assignment dated 27 April 2005.

LIBOR means the rate per annum (rounded upwards, if necessary, to the nearest four decimal places) equal to the official fixing rate by the British Banker Association for US$ conducted each day at 11.00am (London time) which appears on the page of the Reuters Monitor Money Rates Service (or, if not available, a successor or substitute page or service selected by the Non-Defaulting Party after consultation with the Defaulting Party) which displays London interbank offered rates for US$ for the interest period as of 11.00am London time on the quotation date for that interest period.

Mining Act means the Mining Act 1992 (NSW).

Non-Defaulting Party has the meaning given in clause 21.1 (“Obligation to pay interest”).

Operating Cost Contribution means an amount payable under clause 8 (“Operating Cost Contribution”).

Ore means:

(a)	all ores, minerals and other products mined from the Tenements after severance from the land; and

(b)	Designated Ore.

Ounce means a Troy ounce of 31.1034768 grams.

Payable Silver means silver in respect of which PBH receives or is entitled to receive (in each case as agent for CDEA), payment from a Counterparty.

Payment Amounts means the “Production Linked Payments” and the “Price Linked Payments” (as those terms are defined under the Sale and Purchase Deed) which are payable under the terms of the Sale and Purchase Deed.

Permitted Dealing means:

(a)	a disposal on arm’s length terms in the ordinary course of its business;

(b)	a disposal of obsolete property or assets or of property or assets no longer required for the purpose of the Business or operations of PBH;

(c)	a disposal by way of the grant or surrender of a lease, licence or tenancy to occupy or use property (in any such case for fair value and on reasonable commercial terms); or

(d)	a surrender of a Tenement in order to comply with any requirements of the Mining Act or if that Tenement does not have any reserves or resources.

Permitted Encumbrance means:

(a)	the Korea Zinc Security;

(b)	the Zinifex Security;

(c)	an Encumbrance that ranks ahead of the Primary Security if:

(i)	the Encumbrance is to support a hedging facility, which may be for a period up to 2 years and cover up to 80% of the production of the Broken Hill Mine;

(ii)	the Encumbrance is to support the funding of mine development or environmental bonds, provided that the provision of the Encumbrance will not have a material adverse effect on PBH’s obligations under this agreement; or

(iii)	CDEA consents to the creation of the Encumbrance, such consent not to be unreasonably withheld or delayed; or

(d)	an Encumbrance that ranks behind the Primary Security, or the persons entitled to that Encumbrance subordinate to the Primary Security.

Prevailing International Terms means the terms and conditions available in the open market under which lead concentrate (containing silver as a by-product) is bought and paid for by counterparties, but having regard to the location and characteristics of the Concentrate. Those terms and conditions include terms and conditions relating to price, method of weighing, sampling and determining moisture content of lead concentrate (containing silver as a by-product) and method of conducting assays in relation to lead concentrate (containing silver as a by-product), that are generally acceptable in international practice.

Primary Security means the fixed and floating charge and mining mortgage to be granted by PBH to CDEA on the date the Purchase Price is paid under this agreement.

Primary Secured Property means all of the rights, property and undertaking of PBH which for the time being are charged by the Primary Security.

Priority Deed means the priority deed to be entered into between CDEA, YK Australia Pty Ltd, Pasminco Broken Hill Mine Pty Limited (Subject to a Deed of Company Arrangement) Zinifex, PBH and Perilya Limited.

[PROVISION OMITTED – SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT]

Purchase Price means US$36,000,000.

Receiverincludes a receiver or receiver and manager.

Related Entity has the meaning it has in the Corporations Act.

Representative of a party includes an employee, agent, officer, director, auditor, advisor, partner, consultant, joint venturer, contractor or sub-contractor of that partyor of a Related Entity of that party.

Review Date means 30 June in each year.

Sale and Purchase Deed means the Sale and Purchase Deed dated 8 March 2002 between PBH, Perilya, Pasminco Limited (Administrators Appointed)), Pasminco Broken Hill Mine Pty Limited (Administrators Appointed), Zinifex (formerly Pasminco Australia Limited) and John Menzies Spark and Peter Damien McCluskey.

Settlement means the procedure set out in clause 5 of this Agreement.

Settlement Date means:

(a)	13 October 2005; or

(b)	any earlier date notified by CDEA by giving 3 Business Days written notice to PBH.

Silver Proceeds means net proceeds (inclusive of GST) received by PBH from a Counterparty under a Concentrate Sales Agreement which are in respect of Payable Silver. For the avoidance of doubt, net proceeds in respect of Payable Silver under the Zinifex Concentrate Sales Agreement, means the gross proceeds attributable to the Payable Silver after deducting the “Refining Charges” in respect of the Payable Silver, but no other charges (including, the “Treatment Charges”, “Location Allowance” and “Penalty”) — as those terms are defined in the Zinifex Concentrate Sales Agreement.

Silver Product means all silver together with its related impurities, contained in Ore and Concentrate which is sold to and purchased by CDEA under this agreement (including while still contained in Ore or Concentrate).

Subsidiary of an entity means another entity which is a subsidiary of the first within the meaning of part 1.2 division 6 of the Corporations Act or is a subsidiary or otherwise controlled by the first within the meaning of any approved accounting standard.

Taxes means taxes, levies, imposts, charges and duties imposed by any authority (including stamp and transaction duties) together with any related interest, penalties, fines and expenses in connection with them, except if imposed on, or calculated having regard to, the overall net income or taxable income (as defined in the Income Tax Assessment Act 1936 or 1997) of a party.

Tenements means the mining tenements referred to in Schedule 1 and includes any renewals and extensions of those tenements and any tenements applied for or granted by way of conversion or substitution over a greater or lesser area from time to time.

Transaction Document means a document described as such in the Details.

Zinifex means Zinifex Australia Limited.

Zinifex Security means the fixed and floating charge granted to Zinifex (formerly Pasminco Australia Limited) and Pasminco Broken Hill Mine Pty Limited (Administrator Appointed) dated 31 May 2002.

Zinifex Concentrate Sales Agreement means the agreement entitled “Concentrate Sales Agreement (Port Pirie)” dated 8 March 2002 made between PBH, Perilya Limited, Pasminco Port Pirie Smelter Pty Ltd (Administrators appointed), Pasminco Limited (Administrators appointed), and John Menzies Spark and Peter Damien McCluskey as novated to Zinifex Limited under the terms of the Pasminco Restructure Contract Novation Deed dated 7 January 2005.

1.2	References to certain general terms

Unless the contrary intention appears, a reference in this agreement to:

(a)	(variations or replacement) a document (including this agreement) includes any variation or replacement of it;

(b)	(clauses, annexures and schedules) a clause, annexure or schedule is a reference to a clause in or annexure or schedule to this agreement;

(c)	(reference to statutes) except in the definitions of Related Entity and Subsidiary a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)	(law) law means common law, principles of equity, and laws made by parliament (and laws made by parliament include State, Territory and Commonwealth laws and regulations and other instruments under them, and consolidations, amendments, re-enactments or replacements of any of them);

(e)	(singular includes plural) the singular includes the plural and vice versa;

(f)	(person) the word “person” includes an individual, a firm, a body corporate, a partnership, a joint venture, an unincorporated body or association, or any Government Agency;

(g)	(executors, administrators, successors) a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(h)	(two or more persons) an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

(i)	(jointly and severally) an agreement, representation or warranty by two or more persons binds them jointly and each of them individually;

(j)	(reference to a group of persons) a group of persons or things is a reference to any two or more of them jointly and to each of them individually;

(k)	(dollars) Australian dollars, dollars, A$ or $ is a reference to the lawful currency of Australia, US$ is a reference to the lawful currency of the United States of America;

(l)	(calculation of time) if a period of time dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(m)	(reference to a day) a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(n)	(accounting terms) an accounting term is a reference to that term as it is used in accounting standards under the Corporations Act, or, if not inconsistent with those standards, in accounting principles and practices generally accepted in Australia;

(o)	(reserves or resources) a reference to ore reserves or to mineral resources is a reference to proved and probable ore reserves or mineral resources as construed, reported and calculated in accordance with the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves dated 17 December 2004 (and any revisions) as published by the Joint Ore Reserves Committee of the Australian Institute of Geoscientists, The Australasian Institute of Mining and Metallurgy and the Minerals Council of Australia as incorporated in clause 5.6 and Appendix 5A of the Listing Rules of the Australian Stock Exchange;

(p)	(meaning not limited) the words “include”, “including”, “for example” or “such as” when introducing an example, does not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

(q)	(time of day) time is a reference to Sydney time.

1.3	Delivery

PBH will be taken to have delivered Silver Product to CDEA under this agreement if PBH delivers that Silver Product to a Counterparty and the net proceeds of that Silver Product are paid or payable to CDEA.

1.4	Next Business Day

If an event under this agreement must occur on a stipulated day which is not a Business Day then the stipulated day will be taken to be the next Business Day.

1.5	Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this agreement.

2	Conditions Precedent

2.1	Conditions Precedent

This agreement (except this clause 2 (“Conditions Precedent”), clause 16 (“Confidentiality”) and clause 30.15 (“PBH Costs”)), is of no force and effect until:

(a)	PBH receives all necessary consents and approvals from the current holders of securities over its assets;

(b)	PBH receives a certified copy of a resolution of the board of directors of CDEA approving the entry into the Transaction Documents to which CDEA is a party;

(c)	PBH receives a certified copy of a resolution of the board of directors of Coeur approving the entry into the Transaction Documents to which Coeur is a party;

(d)	CDEA receives a certified copy of a resolution of the board of directors of PBH approving entry into the Transaction Documents to which PBH is a party;

(e)	PBH receives an opinion of US legal counsel acceptable to PBH in relation to Coeur’s obligations under clause 3.2;

(f)	CDEA and PBH agree to the terms of the CDEA Security; and

(g)	the Priority Deed is executed by all necessary parties.

2.2	Best endeavours

All parties must use their best endeavours and do all things necessary or desirable in order to satisfy the Conditions Precedent as soon as practicable. The parties must keep each other informed of any circumstances which may result in the Conditions Precedent not being satisfied.

2.3	Satisfaction of Conditions Precedent

The Conditions Precedent are included for the benefit of the parties and the Conditions Precedent must be satisfied by the date of this agreement or such later date as may be agreed by the parties in writing. Subject to clause 2.4 (“Termination for non-satisfaction of Conditions Precedent”), if the Conditions Precedent are not satisfied by the date of this agreement or such later date as may be agreed by the parties in writing, this agreement and all of the rights and obligations of the parties under it may be terminated at any time before the Settlement Date by any party giving notice to the other parties.

2.4	Termination for non satisfaction of Conditions Precedent

If this agreement is terminated under clause 2.3, each party is released from its obligations under this agreement other than in relation to clause 15 (“Confidentiality”) and clause 30.15 (“PBH Costs”).

3	Sale and Purchase

3.1	Consideration

In consideration of PBH agreeing to sell to CDEA the Silver Product on the terms and conditions of this agreement, CDEA agrees to pay to PBH the Purchase Price on the Settlement Date.

3.2	Undertaking by Coeur with respect to Purchase Price

Coeur undertakes to:

(a)	provide CDEA with any such funds as are necessary to ensure that CDEA is able to pay the Purchase Price and any amount payable on account of GST under this agreement on the Settlement Date; and

(b)	pay the Purchase Price and any amount payable on account of GST under this agreement on the Settlement Date if CDEA does not pay the Purchase Price on the Settlement Date.

Coeur’s liability under this clause 3.2 is not affected by any act or omission of PBH. For example, those liabilities are not affected by PBH releasing CDEA or giving CDEA a concession (such as more time to pay).

3.3	Sale of Silver Product

Subject to the terms and conditions of this agreement, PBH agrees to sell as beneficial owner, free from any Encumbrances and CDEA agrees to purchase all of the Silver Product which:

(a)	is contained in Ore or Concentrate that has been mined from the Broken Hill Mine and which at the time the Purchase Price is received by PBH, has not been sold by PBH; or

(b)	is contained in Ore which is:

(i)	derived from the Broken Hill Mine and which is severed from the land; or

(ii)	designated by a Designation Notice,

after the time the Purchase Price is received by PBH until the Completion Time.

3.4	Interest sold

The interest in the Silver Product which is sold under clause 3.3 (“Sale of Silver Product”) is a 100% undivided interest unless:

(a)	the Ore is Designated Ore; and

(b)	the Designation Notice for that Designated Ore states that the undivided interest of PBH in the Designated Ore is less than 100%,

in which case the interest in the Silver Product being sold and purchased will be the undivided interest of PBH in that Silver Product specified in the applicable Designation Notice.

3.5	Passing of title

Subject to clause 3.6 (“Title to pass when capable of being passed”) title in the Silver Product agreed to be sold and purchased under clause 3.3 (“Sale of Silver Product”) will pass to CDEA:

(a)	in the case of Silver Product in which title is held by PBH at the time the Purchase Price is received by PBH — at that time; and

(b)	in the case of any other Silver Product which is contained in Ore which is:

(i)	derived from the Broken Hill Mine and which is severed from the land after the time the Purchase Price is received by PBH — at the time PBH acquires title to the Silver Product (which will occur at the time the Ore containing the Silver Product is severed from the land from which the Ore is mined in accordance with Section 11 of the Mining Act); and

(ii)	designated by a Designation Notice after the time the Purchase Price is received by PBH — either at the time the Designation Notice is received by CDEA or such other time specified by PBH in the Designation Notice.

3.6	Title to pass when capable of being passed

If title in the Silver Product cannot pass to CDEA at the time referred to in clause 3.5 (“Passing of title”), title in the Silver Product will pass to CDEA immediately when it is capable of being passed and prior to such title passing, PBH will not do anything which may adversely affect the ability of PBH to pass title in the Silver Product to CDEA. However, nothing in this clause prevents PBH from enjoying any right or exercising any discretion contemplated by this agreement.

3.7	Economic benefits to pass

Unless and until legal title in any Silver Product passes to CDEA as contemplated by clause 3.5 or 3.6, CDEA shall at all times immediately after the Silver Product becomes the property of PBH, be entitled exclusively to all the economic benefits in relation to such Silver Product as if title had passed to CDEA and PBH will do all things necessary so that CDEA enjoys such benefits, subject to PBH’s rights under this agreement, including its right to reconveyance at the Completion Time.

3.8	Risk

Risk in the Silver Product will pass to CDEA at the time that PBH delivers the Concentrate containing it under a Concentrate Sale Agreement.

4	Designated Ore

(a)	PBH may, by notice in writing to CDEA, designate ore which:

(i)	has been mined from tenements other than the Tenements; and

(ii)	is identifiable,

as Designated Ore for the purpose of this agreement (“Designated Ore”).

(b)	Designated Ore may include ore in respect of which PBH has less that a 100% undivided interest and consequently in which a third person (“Third Party”) has the balance of the undivided interest.

(c)	Each of PBH and CDEA agree that if a Third Party has an undivided interest in the Designated Ore, CDEA and PBH will co-operate to enable that Designated Ore to become subject to this agreement.

5	Settlement

5.1	CDEA’s obligations at Settlement

At Settlement, CDEA must pay the Purchase Price to PBH.

5.2	PBH’s obligations at Settlement

At Settlement, PBH must provide to CDEA the CDEA Security fully executed.

5.3	Place

Settlement will take place on the Settlement Date at the offices of Minter Ellison, Level 19, Aurora Place, 88 Phillip Street, Sydney, unless otherwise agreed between the parties.

6	Agreements concerning business

6.1	Business Covenants

PBH undertakes to CDEA to use reasonable endeavours to:

(a)	operate the Broken Hill Mine (including the processing and concentrating of Ore) according to applicable laws (in so far as they are material) and accepted mining practice;

(b)	deliver the Concentrate (to the extent the Concentrate is available) in accordance with the Zinifex Concentrate Sales Agreement or any other Concentrate Sales Agreement (including any Concentrate Sales Agreement with Korea Zinc Company Limited entered into in accordance with the Korea Zinc Rights of Refusal Agreement).

6.2	Undertakings by CDEA

CDEA agrees with PBH that:

(a)	PBH may either itself or by a contractor concentrate the Ore, stockpile and store, transport and sell Concentrate (including Silver Product) in accordance with the terms of this agreement;

(b)	it will not partition or seek the partition or sale in lieu of partition of the Ore;

(c)	except with the prior written consent of PBH, CDEA will not create or allow to exist any Encumbrance over the Silver Product;

(d)	subject to clause 6.3 (“Broken Hill Mine Operations”) and clause 7 (“Permitted Sales of Silver Product”) except with the prior written consent of PBH, CDEA will not:

(i)	sell or dispose of the Silver Product;

(ii)	part with possession of the Silver Product;

(iii)	waive any of CDEA’s rights or release any person from its obligations in connection with the Silver Product;

(iv)	deal in any other way with the Silver Product or any interest in it or allow any interest in it to arise or be varied unless PBH has certified to it that the Silver Product is not required to meet a sale obligation under the Zinifex Concentrate Sales Agreement or some other sale obligation incurred by PBH on behalf of CDEA;

(e)	PBH has no duties or obligations to CDEA, whether as bailee or in tort or otherwise, except for those contractual obligations expressly conferred on it by this agreement.

6.3	Broken Hill Mine operations

CDEA acknowledges to and agrees with PBH that PBH:

(a)	has complete discretion concerning the nature, timing and extent of all exploration, development, mining, stockpiling, processing and other operations conducted on or in relation to the Tenements and may suspend and terminate operations on and production from the Tenements at any time it considers prudent or appropriate to do so;

(b)	without limiting clause 6.3(a), has no obligation to operate the Broken Hill Mine if it would be uneconomic to do so;

(c)	subject to clause 6.1 (“Business Covenants”) owes CDEA no duty to explore, develop or mine the Tenements or to do so at any rate or any manner other than that which PBH may determine in its sole and unfettered discretion;

(d)	subject to 6.4 (“Concentrate Sales Agreement”) may, in its absolute discretion, from time to time negotiate extensions or variations or both to the Zinifex Concentrate Sales Agreement and negotiate and enter into new Concentrate Sales Agreements with any Counterparty, including Zinifex Port Pirie Pty Ltd;

(e)	may in its discretion, sell or dispose of Concentrate (including Silver Product contained in that Concentrate) subject to it accounting to CDEA for the Silver Proceeds in accordance with clause 7.4 (“Sale proceeds”);

(f)	is not obliged to incur any expenditure or undertake any action if to do so would not generate an economic return acceptable to PBH;

(g)	is not responsible for mineral values lost in the course of mining (including during processing, concentrating and smelting);

(h)	will have actual possession and control of the Ore and the Concentrate;

(i)	is not required to accept, nor is CDEA entitled to give, directions to PBH concerning the operation and management of the Business, even if that operation or management relates to Ore or Concentrate containing Silver Product or to Silver Product; and

(j)	may deliver other concentrate (for example, zinc concentrate) to a Counterparty, in which silver is present in uneconomic quantities and in relation to which payment in respect of the silver is not received from the Counterparty, and that in operating and managing the Business (including where that operation or management relates to Ore or Concentrate containing Silver Product or to Silver Product) or in making any other decision it may, except as expressly provided in this agreement, act in its own best interests.

6.4	Concentrate Sales Agreements

PBH warrants that each Concentrate Sales Agreement and any variation of it negotiated by PBH will be on Prevailing International Terms at the time of its negotiation. Notwithstanding that, PBH will consult with CDEA in relation to each Concentrate Sales Agreement and each material variation of it to be negotiated by PBH. The obligation to consult under this clause 6.4 does not require PBH to obtain the consent or approval of CDEA to the terms of any Concentrate Sales Agreement or any variation and any obligation to consult is conditional upon CDEA responding promptly to any requested consultation.

It is acknowledged by the parties that the terms and conditions of the Zinifex Concentrate Sales Agreement, the proposed replacement Zinifex Concentrate Sales Agreement (a copy of which has been provided to CDEA) and the terms and conditions of any other Concentrate Sales Agreement which are not less favourable than the terms and conditions of the Zinifex Concentrate Sales Agreement and the proposed replacement Zinifex Concentrate Sales Agreement are deemed to be on Prevailing International Terms.

6.5	Acknowledgments

Each of Coeur and CDEA make each of the acknowledgments and agreements set out in schedule 2. PBH agrees, however, that nothing in the acknowledgements and agreements in schedule 2 either releases or excuses PBH from liability for acting fraudulently, either through the provision of information or the suppression of information.

7	Permitted Sales of Silver Product

7.1	Authority and direction to PBH

CDEA acknowledges and agrees with PBH that PBH is entitled to and subject to clause 6.4 (“Concentrate Sales Agreements”) will be selling the Concentrate to Counterparties and in order to facilitate that sale process CDEA hereby:

(a)	irrevocably authorises and directs PBH to sell the Silver Product on its behalf free from any Encumbrances to Zinifex Port Pirie Pty Ltd in accordance with the terms of the Zinifex Concentrate Sales Agreement or the proposed replacement of the Zinifex Concentrate Sales Agreement; and

(b)	irrevocably authorises PBH to sell the Silver Product on its behalf to any person with whom PBH has entered into a Concentrate Sales Agreement.

CDEA agrees to ratify and confirm any action of PBH under this clause 7.1.

7.2	Powers of PBH

CDEA agrees with PBH that PBH is authorised in relation to the sale of Silver Product, to do all things necessary to pass title to the Silver Product to any Counterparty who acquires Ore or Concentrate containing Silver Product under a Concentrate Sales Agreement.

7.3	Sale proceeds

(a)	PBH agrees to pay CDEA the Silver Proceeds. Promptly, following receipt by PBH, PBH agrees to pay the Silver Proceeds into a separate account (or accounts) with a bank agreed between CDEA and PBH (“CDEA Account”) to be held on trust for CDEA in accordance with the procedures set out in clause 7.4 (“Accounting for sale proceeds”).

(b)	PBH will deduct the Operating Cost Contribution from the Silver Proceeds immediately before the Silver Proceeds are deposited in the CDEA Account and at the time of the deposit will provide a written statement containing the written calculation of the amount to which it is entitled, including the calculation of the Operating Cost Contribution. Notwithstanding that PBH holds the Silver Proceeds on trust, PBH is irrevocably and unconditionally authorised to set off any Operating Cost Contribution and any other amount which is due and payable under this agreement which has accrued against the Silver Proceeds.

7.4	Accounting for sale proceeds

(a)	CDEA and PBH will in good faith establish an accounting system to deal with payments from Counterparties in respect of the Silver Product and the distribution of those proceeds. This system may be modified from time to time by agreement between PBH and CDEA.

(b)	As part of the proposed accounting system:

(i)	subject to clause 7.3 (“Sale proceeds”), PBH will hold in trust on behalf of CDEA that part of any proceeds received by it which are attributable to the Silver Product and will ensure that the trust proceeds are paid to the CDEA Account;

(ii)	any interest which accrues on the CDEA Account will, subject to the terms of this agreement, be held on trust for CDEA by PBH; and

(iii)	CDEA will be responsible for the payment of any fees and charges (including taxes) payable in relation to the CDEA Account and any transactions in respect of the proceeds of the CDEA Account.

8	Operating Cost Contribution

8.1	Payment of Operating Cost Contribution

CDEA will pay to PBH an operating cost contribution for each Ounce of Payable Silver.

8.2	Calculation of Operating Cost Contribution

The Operating Cost Contribution in respect of an amount of Payable Silver derived from a batch of Concentrate is the Base Amount, as adjusted by clause 8.3 (“Review based on Consumer Price Index variations”) multiplied by the number of Ounces of Payable Silver in the applicable batch of Concentrate.

[PROVISION OMITTED - SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT]

11	Force majeure

11.1	Effects of Force Majeure event

Despite any other provision of this agreement, if a party is unable to perform or is delayed in performingan obligation under this agreement(other than an obligation to pay money)which is caused byor which arises or results fromaForce Majeure Event and notice has been given in accordance with clause 11.2 (“Notice of Force Majeure”):

(a)	that obligation is suspended but only so far and for so long as it is affected by the Force Majeure Event; and

(b)	the affected party will not be responsible for any loss or expense suffered or incurred by any other party as a result of, and to the extent that, the affected party is unable to performor is delayed in performing its obligations because of the Force Majeure Event.

11.2	Notice of Force Majeure Event

A party affected by a Force Majeure Event must give the other parties a written notice which:

(a)	sets out details of the Force Majeure Event;

(b)	identifies the nature and extent of the obligations affected by the Force Majeure Event;

(c)	advises the period of time during which the affected party estimates that it will not be able to perform or will be delayed in performing its obligations; and

(d)	provides details of the action that it has taken or proposes to take to remedy the situation (if any).

11.3	Obligations of affected party

A party affected by a Force Majeure Event must:

(a)	take all reasonable steps to avoid, remove or limit the effects of the Force Majeure Event on its performance of the suspended obligations as quickly as possible; and

(b)	promptly re-commence performing the suspended obligations as soon as reasonably possible.

Clause 11.3(a) does not require the affected party to settle any strike or other labour difficulty on terms contrary to its wishes.

12	Rights to information and access

12.1	Rights to information

PBH agrees with CDEA that it will provide the following to CDEA relating to the Broken Hill Mine, promptly and in the same form as provided by PBH to Perilya including:

(a)	monthly operating reports;

(b)	smelter returns;

(c)	concentrate sales contracts and settlement sheets;

(d)	annual production forecasts and financial budgets (broken down into monthly periods);

(e)	mine plans;

(f)	reserve and resource reports; and

(g)	third party audits or reviews which relate to the resources or reserves at the Broken Hill Mine,

and other specified information reasonably requested by CDEA.

The above information will be provided on the basis that PBH provides no representations or warranties as to the accuracy of that information and is not responsible for any loss, Cost or damage suffered by CDEA as a result of relying on that information.

12.2	Rights of access

CDEA may enter the Broken Hill Mine to:

(a)	inspect the Primary Secured Property; and

(b)	find out whether PBH is complying with this agreement or the Primary Security; and

(c)	carry out CDEA’s rights under this agreement or the Primary Security.

CDEA agrees to give PBH reasonable notice before entering the Broken Hill Mine under this clause.

13	Representations and warranties

13.1	General representations and warranties

Each party represents and warrants that:

(a)	(incorporation and existence) it has been incorporated as a company limited by shares in accordance with the laws of its place of incorporation set out in the Details, is validly existing under those laws and has power and authority to carry on its business as it is now being conducted; and

(b)	(power) it has power to enter into the Transaction Documents to which it is a party and comply with its obligations under them; and

(c)	(no contravention or exceeding power) the Transaction Documents and the transactions under them which involve it do not contravene its constituent documents (if any) or any law or obligation by which it is bound or to which any of its assets are subject or cause a limitation on its powers or the powers of its directors to be exceeded; and

(d)	(authorisations) it has in full force and effect the authorisations necessary for it to enter into the Transaction Documents to which it is a party, to comply with its obligations and exercise its rights under them and to allow them to be enforced; and

(e)	(validity of obligations) its obligations under the Transaction Documents are valid and binding and are enforceable against it in accordance with their terms; and

(f)	(benefit) it benefits by entering into the Transaction Documents to which it is a party.

13.2	Representations and warranties by PBH

PBH represents and warrants to CDEA that at the date of this agreement:

(a)	subject to clauses 3.6 (“Title to pass when capable of being passed”) and clause 3.7 (“Economic benefit to pass”), it will be the legal and beneficial owner of the undivided interest in the Silver Product which, in accordance with clause 3.4 (“Interest sold”) it sells under this agreement and will have good title to that undivided interest in the Silver Product before title in the Silver Product (or the economic interest in that Silver Product) passes from it to CDEA under this agreement;

(b)	subject to clauses 3.6 (“Title to pass when capable of being passed”) and clause 3.7 (“Economic benefit to pass”), the Silver Product will be free from Encumbrances, other than Permitted Encumbrances, before title to the Silver Product (or the economic interest in the Silver Product) passes from it to CDEA under this agreement;

(c)	it is the beneficial owner of and has good title to the Primary Secured Property free from any Encumbrances, other than Permitted Encumbrances;

(d)	it is the registered holder of the mining leases comprising the Broken Hill Mine and that they are in good standing, and that to the best of its knowledge and belief, all necessary material permits and authorisations required to operate the Broken Hill Mine, are current, valid and not in breach;

(e)	it is not involved in any proceeding, arbitration, mediation, prosecution, award enforcement or other dispute resolution proceedings (existing, pending or threatened) concerning the Broken Hill Mine which would have a material adverse effect on the operations of the Broken Hill Mine that has not already been disclosed to CDEA or Coeur; and

(f)	nothing in this agreement does or will conflict with, or result in a breach or default by it under its constitution, a licence, permit, contract, deed or court order, which would have a material adverse effect on the operations of the Broken Hill Mine.

14	Security undertakings

14.1	Restricted dealings with any of the Primary Secured Property

Without the consent of CDEA (which consent may not be unreasonably withheld or delayed), PBH may not, and may not agree, attempt or take any step to, do any of the following:

(a)	create or allow to exist another Encumbrance in connection with the Primary Secured Property, other than any Permitted Encumbrance; or

(b)	deal in any way with the Primary Security or any interest in it, or allow any interest in it to arise or be varied.

For the avoidance of doubt, this clause does not apply to a lease, hire purchase or analogous arrangement.

14.2	Restricted dealings with Primary Secured Property over which Primary Security is fixed

Without the consent of CDEA (which consent may not be unreasonably withheld or delayed), PBH may not and may not agree, attempt or take any step to, do any of the following in respect of the Primary Secured Property over which the Primary Security is fixed:

(a)	sell or dispose ofthe Primary Secured Property;

(b)	lease or license the Primary Secured Property, or deal with any existing lease or licence (including allowing a surrender or variation);

(c)	part with possession of the Primary Secured Property;

(d)	change the nature of the Primary Secured Property;

(e)	waive any of the rights of PBH or release any person from its obligations in connection with the Primary Secured Property;

(f)	deal in any other way with the Primary Secured Property or any interest in it, or allow any interest in it to arise or be varied,

other than by way of a Permitted Dealing.

14.3	Restricted dealings with Primary Secured Property over which the Primary Security is floating

Without the consent of CDEA, PBH may not and may not agree, attempt or take any step to, do anything in clause 14.2 (“Restricted dealings with Primary Secured Property over which the Primary Security is fixed”) in respect of Primary Secured Property over which the Primary Security is floating except where the thing done is done in the ordinary course of PBH’s business or is a Permitted Dealing.

14.4	Payments relating to the Primary Secured Property

PBH agrees to pay all amounts for which it is liable as owner of the Primary Secured Property, including rates and Taxes.

14.5	PBH’s business

It is acknowledged and agreed by CDEA that:

(a)	until CDEA takes enforcement action under the CDEA Security, the CDEA Security is not intended to affect the ability of PBH to carry on its business;

(b)	if any act or omission by PBH or another person or circumstance relating to PBH or its Assets or Business were not to be permitted under this agreement, the CDEA Security or both, whether because the act or omission or circumstance is not, or does not arise in the ordinary course of the business of PBH or for any other reason, CDEA will, for the purposes of this agreement and the CDEA Security, not unreasonably withhold or delay its consent to or waiver of default in connection with the occurrence of that act or omission or circumstance; and

(c)	any act or omission by PBH or another person or circumstance which is contemplated by clause 6 (“Agreements concerning business”) will be treated as arising in the ordinary course of the business of PBH.

15	Confidentiality

15.1	Disclosure of Confidential Information

No Confidential Information may be disclosed by either party to any person except:

(a)	Representatives of the recipient or its Related Entities requiring the information for the purposes of this agreement; or

(b)	with the consent of the party who supplied the information; or

(c)	if a party is required to do so by law or by a stock exchange; or

(d)	if a party is required to do so in connection with legal proceedings relating to this agreement.

15.2	Disclosure by recipient of Confidential Information

Any party disclosing information under clause 15.1(a) or (b) (“Disclosure of Confidential Information”) must use all reasonable endeavours to ensure that persons receiving Confidential Information from it do not disclose the information except in the circumstances permitted in clause 15.1 (“Disclosure of Confidential Information”).

15.3	Use of Confidential Information

A party who has received Confidential Information from another under this agreement must not use it except for the purpose of exercising its rights or performing its obligations under this agreement.

15.4	Excluded Information

Clauses 15.1 (“Disclosure of Confidential Information”), 15.2 (“Disclosure by recipient of Confidential Information”) and 15.3 (“Use of Confidential Information”) do not apply to the Excluded Information.

15.5	Return of Confidential Information

A party who has received Confidential Information from another under this agreement must, on the request of the other party, immediately deliver to that party all documents or other materials containing or referring to that information which are in its possession, power or control or in the possession, power or control of persons who have received Confidential Information from it under clause 15.1(a) or (b) (“Disclosure of Confidential Information”).

15.6	Announcements or releases

A party may not make press or other announcements or releases relating to this agreement and the transactions the subject of this agreement without the approval of the other party as to the form and manner of the announcement or release unless and to the extent that the announcement or release is required to be made by the party by law or by a stock exchange.

15.7	No disclosure of terms of this agreement

Except as otherwise agreed or duly required by law or any regulatory authority, no party will disclose the terms of this agreement to any person other than its employees, accountants, auditors, financial advisers or legal advisers on a confidential basis.

15.8	Termination

This clause 15 (“Confidentiality”) will survive termination (for whatever reason) of this agreement.

16	Future silver sales

PBH agrees that, if it proposes to enter into a similar arrangement to the arrangement contemplated by this agreement with any person it will, during the term of this agreement, consult with CDEA in good faith and, if possible (in PBH’s absolute discretion) provide CDEA with an opportunity to participate in any such arrangement.

17	Goods and services tax (GST)

17.1	Consideration does not include GST

The consideration for a supply under this agreement (other than under this clause 17) is exclusive of any GST imposed on the supply.

17.2	Recovery of GST

If a supply under this agreement is subject to GST, the recipient of the supply must pay, in addition to the other consideration payable or to be provided for the supply, an additional amount equal to the GST payable on that supply.

17.3	Time of payment

The additional amount is payable at the same time as the other consideration for the supply is payable or is to be provided or upon demand if the supplier’s GST liability in respect of the other consideration arises at an earlier time. However, the additional amount need not be paid until the supplier gives the recipient a Tax Invoice in relation to the supply.

17.4	Adjustment of additional amount

If there is a change to the GST payable on any supply due to an adjustment event:

(a)	the supplier must promptly issue an adjustment note to the recipient; and

(b)	an amount equal to the difference must be paid by the supplier to the recipient, or by the recipient to the supplier, as appropriate.

17.5	Reimbursement

If a party is entitled to payment of any costs or expenses by way of reimbursement or indemnity, the payment must exclude any part of that cost or expense which is attributable to GST for which the party or the representative member of any GST group of which that party is a member is entitled to an input tax credit.

17.6	GST excluded from calculations

(a)	If a payment to be made under the agreement is calculated by reference to another payment, amount, or value, that payment will be calculated by reference to that payment, amount or value excluding any GST component unless expressly stated to the contrary.

(b)	All references to amounts, values or revenues in formulas will be treated as a reference to GST exclusive amounts, values and revenues.

17.7	Definitions

Words or expressions used in this clause which are defined in the GST Act have the same meaning in this clause.

18	Expiration of agreement and reconveyance

18.1	Maximum amount

CDEA and PBH agree that, despite any other provision of this agreement, at the Completion Time, the obligations of PBH to sell the Silver Product and the obligations of CDEA to purchase the Silver Product terminate.

For the avoidance of doubt, the parties agree that CDEA is not entitled to the proceeds of an amount of Payable Silver in excess of 17.2 million Ounces.

18.2	Reconveyance of Silver Product

CDEA agrees that:

(a)	following the occurrence of the Completion Time, CDEA will immediately reconvey to PBH without any further consideration, all Silver Product to which title has passed to CDEA, other than the 17.2 million Ounces of Payable Silver in respect of which PBH receives, or is entitled to receive, as agent for CDEA, payment from a Counterparty; and

(b)	upon the termination of this agreement for any other reason, CDEA will immediately reconvey to PBH, without any further consideration, except consideration (if any) as provided by clause 19.3 (“Payment on termination”) all Silver Product to which title has passed to CDEA other than the 17.2 million Ounces of Payable Silver in respect of which PBH receives, or is entitled to receive, as agent for CDEA, payment from a Counterparty.

18.3	Survival on termination

The parties agree that clause 18.2 (“Reconveyance of Silver Product”) will survive termination (for whatever reason) of this agreement.

19	Default

19.1	Right to terminate on default

Either party has the right to terminate this agreement by notice in writing to the other party if:

(a)	the other party becomes Insolvent;

(b)	the other party fails to make a payment due under this agreement, within 10 Business Days after receipt of written notice; or

(c)	the other party commits any other material breach of this agreement; and

(i)	the breach is not capable of being cured; or

(ii)	the breach is capable of being cured and the defaulting party fails to cure the breach within 6 months of being notified in writing of the breach by the party giving the notice.

19.2	Notice

A notice given under clause 19.1 (“Right to terminate on default”) must specify the event or events in relation to which the notice is given.

19.3	Payment on termination

If this agreement is terminated under this clause or otherwise, PBH will, within 3 months from the date of termination, pay to CDEA the Refund Amount calculated in accordance with clause 10.3 (“Calculation of Refund Amount”). Any obligation to pay the Refund Amount is conditional upon CDEA having complied with its obligations to reconvey Silver Product under clause 18.2 (“Reconveyance of Silver Product”) or being ready, willing and able to do so.

CDEA acknowledges and agrees that it is not entitled to any compensation or damages in excess of:

(a)	the Refund Amount; and

(b)	costs and expenses incurred by CDEA (if any) in enforcing its right under this agreement consequent upon any breach leading to termination,

in respect of PBH not delivering Silver Product under this agreement and that payment of the Refund Amount and the above costs and expenses, will constitute full and final settlement of any right to compensation or damages by CDEA in connection with the termination of this agreement, whether in an action in contract, tort (including negligence), in equity, product liability, under statute, under an indemnity or any other basis.

19.4	No liability for Consequential Loss

Notwithstanding any other provision of this agreement, no party will be liable to the other for any Consequential Loss howsoever arising and whether in an action in contract, tort (including, without limitation, negligence), in equity, product liability, under statute, under an indemnity or any other basis.

20	Dispute Resolution

20.1	Expert determination

If CDEA and PBH are unable to resolve a Dispute then CDEA and PBH may, if both parties agree in writing to do so, submit that Dispute to the binding expert determination process set out in this clause 20 (“Dispute Resolution”).

20.2	Appointment of Expert

The expert will be a person jointly appointed by CDEA and PBH. If, however, agreement cannot be reached by CDEA and PBH within 10 days of notification of the Dispute to the other then the expert will be the person nominated by the President or senior office bearer (at the relevant time) of the Australasian Institute of Mining and Metallurgy or his or her nominee.

20.3	Qualifications of independent expert

The independent expert must:

(a)	have reasonable qualifications and commercial and practical experience in the area of the dispute;

(b)	declare they have no interest or duty which conflicts or may conflict with their functions as an independent expert, except for any interest or duty they have fully disclosed (and which has been accepted by both parties) before their appointment;

(c)	not be an employee or former employee of either party; and

(d)	undertake to CDEA and PBHto keep confidential all matters coming to the independent expert’s knowledge by reason of their appointment, the performance of their duties and the exercise of their powers.

20.4	Expert not arbitrator

The independent expert will act as an expert and not as an arbitrator and may adopt such procedures as they see fit, including as to:

(a)	fixing a time and place for hearing the Dispute or receiving submissions or information from CDEA and PBHor any other person; and

(b)	the form of any submissions or information required by the independent expert from CDEA and PBHor any other person.

20.5	Evidence

The independent expert will not be bound by the rules of evidence.

20.6	Powers of independent expert

The independent expert has power to:

(a)	inform themselves independently as to all matters relevant to the Dispute;

(b)	request and receive submissions (whether oral or written) or other information from CDEA and PBH;

(c)	consult with any other person as the independent expert in their absolute discretion thinks fit regarding resolving the Dispute if that person gives CDEA and PBHan undertaking to keep confidential all matters coming to that person’s knowledge by reason of their consultation with the independent expert; and

(d)	make the orders and directions they consider to be necessary for the final determination of the matters in dispute.

20.7	Information and assistance

CDEA and PBH must within the time frame directed by the independent expert give the independent expert all of the information (other than privileged material), submissions and assistance which the independent expert may reasonably require from time to time. The independent expert may proceed with their determination if a party fails to provide information, submissions or assistance, and may draw adverse inferences from that failure.

20.8	Time for making a decision

The independent expert must make a determination or finding on the issues in dispute as soon as practicable and in any event within 30 Business Days after the date of the independent expert’s acceptance of their appointment or another longer period as may be agreed between the parties (including following an application for an extension from the independent expert).

20.9	Decision final and binding

The independent expert’s decision will be final and binding on the parties.

20.10	Dispute costs

Unless the independent expert otherwise determines, each party will bear its own costs relating to the independent expert’s decision and the costs of the independent expert will be borne by the parties equally.

20.11	Stay on court proceedings

Unless a party has complied with this clause regarding any Dispute which the parties agree must be resolved in accordance with this clause, the party may not commence court proceedings regarding the Dispute.

20.12	Enforcement of determination

A determination made by an independent expert under this clause may, by leave of a court, be enforced in the same manner as a judgment or order of the court, and where leave is so given, judgment may be entered in the terms of the determination.

21	Interest on overdue amounts

21.1	Obligation to pay interest

If a party (“Defaulting Party”) does not pay any amount under this agreement on the due date for payment, the Defaulting Party agrees to pay interest on that amount at the Default Rate. The interest accrues daily from (and including) the due date to (but excluding) the date of actual payment and is calculated on actual days elapsed and a year of 365 days.

The Defaulting Party agrees to pay interest under this clause on demand from the party to which the payment is owed (“Non-Defaulting Party”).

21.2	Compounding

Interest payable under clause 21.1 (“Obligation to pay interest”) which is not paid when due for payment may be added to the overdue amount by the Non-Defaulting Party at intervals which the Non-Defaulting Party determines from time to time or, if no determination is made, every 30 days. Interest is payable on the increased overdue amount at the Default Rate in the manner set out in clause 21.1 (“Obligation to pay interest”).

21.3	Interest following judgment

If a liability becomes merged in a judgment, the Defaulting Party agrees to pay interest on the amount of that liability as an independent obligation. This interest:

(a)	accrues daily from (and including) the date the liability becomes due for payment both before and after the judgment up to (but excluding) the date the liability is paid; and

(b)	is calculated at the judgment rate or the Default Rate (whichever is higher).

The Defaulting Party agrees to pay interest under this clause on demand from the Non-Defaulting Party.

22	No undisclosed principals or undisclosed trusts

Except as expressly stated in writing in this agreement, no person enters into this agreement as an agent for any other person or as trustee of any trust or on behalf or for the benefit of any other person.

23	Nature of relationship

23.1	Relationship explained

The parties acknowledge and agree that this agreement does not:

(a)	constitute a partnership, joint venture or, except as specifically provided for money coming into the hands of PBH on account of itself and CDEA or CDEA, a trust; or

(b)	create a fiduciary relationship or any fiduciary duty by a party in favour of another party.

23.2	No duty to act to its detriment

Nothing at law, in equity, in this agreement or due to the relationship between CDEA and PBH arising from this agreement obliges PBH to act in a way which is to its detriment or requires PBH to account for any benefit it receives (other than as specifically required by this agreement).

23.3	Conflict of interest

The parties’ rights and remedies under this agreement may be exercised even if this involves a conflict of duty or a party has a personal interest in their exercise.

24	Notices

24.1	Form

Unless expressly stated otherwise in this agreement, all notices, certificates, consents, approvals, waivers and other communications in connection with any Transaction Document must be in writing, signed by the sender (if an individual) or an Authorised Officer of the sender and marked for the attention of the person identified in the Details or, if the recipient has notified otherwise, then marked for attention in the way last notified.

24.2	Delivery

They must be:

(a)	left at the address set out or referred to in the Details;

(b)	sent by prepaid ordinary post (airmail if appropriate) to the address set out or referred to in the Details;

(c)	sent by fax to the fax number set out or referred to in the Details; or

(d)	given in any other way permitted by law.

However, if the intended recipient has notified in writing a changed postal address or changed fax number, then the communication must be to that address or number.

24.3	When effective

They take effect from the time they are received unless a later time is specified.

24.4	Receipt — post

If sent by post, they are taken to be received three days after posting (or seven days after posting if sent to or from a place outside Australia).

24.5	Receipt — fax

If sent by fax, they are taken to be received at the time shown in the transmission report as the time that the whole fax was sent.

24.6	Receipt —general

Despite clauses 24.4 (“Receipt — post”) and 24.5 (“Receipt — fax”), if they are received after 5.00pm in the place of receipt or on a non-Business Day, they are to be taken to be received at 9.00am on the next Business Day.

25	Assignment

25.1	No assignment

A party may not assign or otherwise deal with its rights under this agreement (other than by way of security) or allow any interest in them to arise or be varied in each case, without the consent of the other parties which consent must not be unreasonably withheld.

25.2	Transfer of Broken Hill Mine

PBH may not transfer title to the Broken Hill Mine to a third party unless such third party enters into a Deed of Assignment and Assumption in the form contained in Annexure A.

26	Manner of payment

Except as permitted by this agreement, each party agrees to make payments under this agreement:

(a)	in full without set-off or counterclaim, and without any deduction in respect of taxes unless prohibited by law; and

(b)	in the currency in which the payment is due, and otherwise in Australian dollars in same day funds in the case of payments denominated in US$ and in any other case in immediately available funds.

27	Severability

If the whole or any part of a provision of this agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this agreement or is contrary to public policy.

28	Entire agreement

This agreement constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.

29	No representations or warranties

Each party acknowledges that in entering into this agreement it has not relied on any representations or warranties about its subject matter except as expressly provided by the written terms of this agreement.

30	General

30.1	Discretion in exercising rights

A party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this agreement expressly states otherwise.

30.2	Partial exercising of rights

If a party does not exercise a right or remedy fully or at a given time, the party may still exercise it later.

30.3	No liability for loss

A party is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy under this agreement.

30.4	Approvals and consents

By giving its approval or consent a party does not make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.

30.5	Remedies cumulative

The rights and remedies provided in this agreement are in addition to other rights and remedies given by law independently of this agreement.

30.6	Rights and obligations are unaffected

Rights given to the parties under this agreement and the parties’ liabilities under it are not affected by anything which might otherwise affect them by law.

30.7	Variation and waiver

A provision of this agreement or a right created under it, may not be waived or varied except in writing, signed by the party or parties to be bound.

30.8	No merger

The warranties, undertakings and indemnities in this agreement do not merge on termination of this agreement.

30.9	Indemnities

The indemnities in this agreement are continuing obligations, independent from the other obligations of the parties under this agreement and continue after this agreement ends. It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity under this agreement.

30.10	Further steps

Each party agrees, at its own expense, to do anything the other party asks (such as obtaining consents, signing and producing documents and getting documents completed and signed):

(a)	to bind the party and any other person intended to be bound under this agreement;

(b)	to show whether the party is complying with this agreement.

30.11	Prompt performance

If this agreement specifies when the party agrees to perform an obligation, the party agrees to perform it by the time specified. Each party agrees to perform all other obligations promptly.

30.12	Certificates

One party may give another party a certificate about an amount payable or other matter in connection with this agreement. The certificate is sufficient evidence of the amount or matter, unless it is proved to be incorrect.

30.13	Set-off

In addition to any other rights of set-off under this agreement or at law, at any time after an Event of Default, either party may set off any amount due for payment by them to the other party against any amount due for payment by that party to them under any Transaction Document.

30.14	Construction

No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of, or seeks to rely on, this agreement or any part of it.

[PROVISION OMITTED - SUBJECT TO REQUEST FOR CONFIDENTIAL TREATMENT]

30.16	CDEA costs

PBH agrees with CDEA:

(a)	to pay or reimburse CDEA for CDEA’s costs in enforcing or doing anything in connection with the CDEA Security, including legal Costs in accordance with any written agreement as to legal costs or, if no agreement, on whichever is the higher of a full indemnity basis or solicitor and own client basis; and

(b)	PBH indemnifies CDEA against any liability or loss arising from, and any Costs incurred in connection with, any indemnity CDEA gives a Controller or administrator of PBH.

30.17	Inconsistent law

To the extent permitted by law, this agreement prevails to the extent it is inconsistent with any law.

30.18	Supervening legislation

Any present or future legislation which operates to vary the obligations of a party in connection with this agreement with the result that another party’s rights, powers or remedies are adversely affected (including, by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

30.19	Amendment to Consumer Price Index formula

If either:

(a)	the Consumer Price Index All Groups weighted average for the eight capital cities ceases to be published quarterly; or

(b)	the method of calculation of the Consumer Price Index All Groups weighted average for the eight capital cities substantially alters,

then the Consumer Price Index All Groups weighted average for the eight capital cities is to be replaced by the nearest equivalent index and any necessary consequential amendments are to be made. That index and those amendments are to be determined as follows:

(c)	by agreement between the parties; or

(d)	if the parties do not agree, by the Australian Statistician or his nominee (acting as an expert and not as an arbitrator), whose decision is binding and conclusive.

30.20	Counterparts

This agreement may consist of a number of copies, each signed by one or more parties to the agreement. If so, the signed copies are treated as making up the one document and the date on which the last counterpart is executed will be the date of the agreement.

31	Governing law

31.1	Governing law

This agreement is governed by the law in force in the place specified in the Details. Each party submits to the non-exclusive jurisdiction of the courts of that place.

31.2	Serving documents

Without preventing any other method of service, any document in an action may be served on a party by being delivered or left at that party’s address in the Details.

EXECUTED as an agreement

Silver Sale Agreement

Schedule 1 —Tenements

TENEMENTS

Consolidated Mining Lease No. 4	1973

Consolidated Mining Lease No. 5	1973

Consolidated Mining Lease No. 6	1973

Consolidated Mining Lease No. 8	1973

Consolidated Mining Lease No. 9	1973

Consolidated Mining Lease No. 10	1973

Consolidated Mining Lease No. 11	1973

Consolidated Mining Lease No. 12	1973

Consolidated Mining Lease No. 13	1973

Mining Lease No. 1249	1973

Mining Lease No. 5885	1906

Exploration Licence 2513	1973

Exploration Licence 2743	1973

Exploration Licence 2921	1973

Exploration Licence 5614	1992

Exploration Licence 5879	1992

Exploration Licence 6167	1992

Exploration Licence 6386	1992

Exploration Licence 6447	1992

Exploration Prospecting Licence 2364	1973

Exploration Prospecting Licence 2379	1973

Exploration Prospecting Licence 3365	1973

Exploration Prospecting Licence 3661	1973

Schedule 2 — Acknowledgments (clause 6.5)

Each of CDEA and Coeur acknowledges and agrees that:

(a)	it has knowledge and experience in financial and business matters and mineral exploration, mining, processing and marketing and it is capable of evaluating the merits and risks associated with the purchase of the Silver Product by it and the provision of services by PBH under this agreement and it is aware of the actual and potential risks that are generally known within the lead, zinc and silver industries and the Australian mining industry and has relied on its own judgment and evaluation of the material disclosed to it by PBH and Perilya and on its own inspection and appraisal of the Business and the Assets;

(b)	except as expressly described in this agreement, neither PBH, Perilya nor any person acting on behalf of or associated with PBH or Perilya has made any representation, given any advice or given any warranty or undertaking or promise of any kind in relation to the Business or Assets, the material disclosed to it by PBH or Perilya or this agreement;

(c)	without limiting paragraph (b), no representation, no advice, no warranty, no undertaking and no promise is given in relation to:

(i)	any economic, fiscal or other interpretations or evaluations by PBH or Perilya or any person acting on behalf of or associated with the PBH or Perilya or any other person; or

(ii)	any future matters, including estimated, forecast or budgeted production, costs, prices, revenues or profits;

(d)	without limiting paragraphs (b) or (c), no statement or representation:

(i)	has induced or influenced CDEA to enter into this agreement or agree to any or all of its terms;

(ii)	has been relied on in any way as being accurate by CDEA;

(iii)	has been warranted to CDEA as being true; or

(iv)	has been taken into account by CDEA as being important to CDEA’s decision to enter into this agreement or agree to any or all of its terms;

(e)	it has relied absolutely on its own opinion and professional advice based upon its own independent analysis, assessment, investigation and appraisal and on the express warranties in its favour under this agreement in deciding to purchase the Silver Product and enter into this agreement;

(f)	as at the date of this agreement, PBH and Perilya have provided it with access to all information which CDEA considers necessary to enable it to make an informed decision to complete the transactions contemplated by this agreement (including the opportunity to make inquiries of, and receive responses from, PBH and Perilya in relation to or in connection with such information);

(g)	it has competently and diligently carried out all relevant investigations (including the making of all relevant inquiries) and has examined and acquainted itself concerning:

(i)	the contents, accuracy and sufficiency of the materials disclosed to it by PBH or Perilya;

(ii)	all information which is relevant to the risks, contingencies and other circumstances which could affect its decision to enter into this agreement; and

(iii)	all amounts payable by the parties under this agreement;

(h)	any invitation to it by PBH or Perilya or any other person to consider the purchase of Silver Product, and the provision of information (whether written or oral) relating to the Business or the Assets (including the information contained or provided in the material disclosed by PBH or Perilya and any estimate or budget or opinion expressed in relation to the Business or the Assets) were made or expressed to and accepted by CDEA, and this agreement is entered into, on the basis and condition that, except as expressly provided in the express warranties in its favour under this agreement:

(i)	neither PBH, Perilya nor any person acting on behalf of or associated with any of them:

(A)	has made or makes any representation or warranty as to the accuracy or completeness of that information; or

(B)	accepts any duty of care in relation to CDEA or Coeur in respect of the provision of that information; and

(ii)	except as expressly provided in this agreement, no person will be under any liability to CDEA or Coeur or to any third party if, for any reason, that information is or becomes inaccurate, incomplete or misleading in any way;

(i)	at the date of execution of this agreement, neither CDEA nor Coeur are aware, from their respective investigations of the Business or the Assets or otherwise, of any respect in which the express warranties in its favour under this agreement are inaccurate, or of any matter which might otherwise give rise to a claim by CDEA or Coeur against PBH or Perilya under this agreement; and

(j)	no representation or warranty is made by PBH or Perilya, and neither of PBH or Perilya will be liable in any way, in relation to:

(i)	any Concentrate Sales Agreement;

(ii)	the terms and conditions of any Concentrate Sales Agreement;

(iii)	compliance by PBH, Perilya or any predecessor in title or counterparties, with the terms and conditions of any Concentrate Sales Agreement; and

(iv)	whether any party to any of the Concentrate Sales Agreements is entitled to terminate any Concentrate Sales Agreement,

provided that nothing in this clause (j) affects PBH’s obligations under the terms of the Zinifex Concentrate Sales Agreement or any proposed replacement of the Zinifex Concentrate Sales Agreement;

(k)	no representation or warranty is made by PBH or Perilya and neither of PBH or Perilya will be liable in any way, in relation to:

(i)	the production capacity and production costs of Broken Hill Mine;

(ii)	the historical or future production, sales, revenue or profits generated by Broken Hill Mine, the Assets, the Tenements or of the Business;

(iii)	the state of maintenance, state of repair, condition or serviceability of any item of plant and equipment;

(iv)	the quality, fitness for purpose or suitability of any item of plant and equipment; or

(v)	the safety of any item of plant and equipment;

(l)	as the title of PBH to the Tenements is under and subject to the Mining Act, that title is subject to all reservations, exceptions, conditions, powers and permitted encumbrances under the Mining Act and CDEA accepts the title of PBH to the Tenements is subject to those reservations, exceptions, conditions, powers and permitted encumbrances under the Mining Act;

(m)	no representation or warranty is made by PBH or Perilya in relation to:

(i)	the quantity or grade or ore reserves or accessible mineral resources in respect of the Tenements or the Business;

(ii)	the exploration potential in respect of the Tenements or the Business;

(iii)	the quantity or grade of the stockpiles of the Business;

(iv)	the activities which have taken place or which are taking place upon the Tenements and the costs, profits, losses, liabilities or obligations resulting from such activities;

(v)	the likely costs of or returns from any of the Tenements;

(vi)	the economic viability of any of the Broken Hill Mine or the prospects for the successful development of any of the Tenements;

(vii)	the past, current or future environmental or rehabilitation obligations or liabilities in respect of the Tenements;

(viii)	resource models in respect of the Tenements, or Business;

(ix)	pit designs in respect of the Tenements, or Business; or

(x)	whether all or any of the areas the subject of Tenements are the subject of native title or any native claim or sites to which the Native Title (New South Wales) Act 1994 (NSW), Part 6 of the National Parks and Wildlife Act 1974 (NSW) or the Aboriginal and Torres Strait Islander (Heritage Protection) Act 1984 (Cth) may apply; and

(n)	neither of PBH or Perilya will be liable in any way in relation to:

(i)	the quantity or grade of ore reserves and accessible mineral resources in respect of the Tenements or the Business;

(ii)	the exploration potential in respect of the Tenements or the Business;

(iii)	the quantity or grade of the stockpiles of the Business;

(iv)	the costs, profits or losses resulting from the activities which have taken place or which are taking place upon the Tenements;

(v)	the likely costs of or returns from any of the Tenements;

(vi)	the economic viability of any of the Tenements or the prospects for the successful development of any of the Tenements;

(vii)	resource models in respect of the Tenements, or Business;

(viii)	pit designs in respect of the Tenements, or Business; or

(ix)	whether all or any of the areas the subject of Tenements are the subject of native title or any native claim or sites to which the Native Title (New South Wales) Act 1994 (NSW), Part 6 of the National Parks and Wildlife Act 1974 (NSW) or the Aboriginal and Torres Strait Islander (Heritage Protection) Act 1984 (Cth) may apply.

Silver Sale Agreement

Signing page

DATED:______________________
SIGNED by as	)
attorney for PERILYA BROKEN	)
HILL LIMITED under power of	)
attorney dated in the	)
presence of:	)
)
____________________________________________	)	____________________________________________
Signature of witness	)	By executing this agreement the attorney
	)	states that the attorney has received no
____________________________________________	)	notice of revocation of the power of
Name of witness (block letters))		attorney
EXECUTED by CDE AUSTRALIA PTY LTD in	)
accordance with section 127(1) of the	)
Corporations Act 2001 (Cwlth) by authority of	)
its directors:	)
)
____________________________________________	)	____________________________________________
Signature of director	)	Signature of director/company secretary*
	)	*delete whichever is not applicable
____________________________________________	)	____________________________________________
Name of director (block letters))		Name of director/company secretary*
(block letters)
*delete whichever is not applicable

COEUR D’ALENE MINES CORPORATION

____________________________________________ Name: Dennis E. Wheeler

Title: Chairman, President & Chief Executive Officer

Annexure A (clause 25.2)

Deed of Assignment and Assumption